Exhibit 5

[Monsanto Company Letterhead]

June 22, 2012

Monsanto Company

800 N. Lindbergh Boulevard

St. Louis, Missouri 63167

Phone (314) 694-1000

Ladies and Gentlemen:

As Executive Vice President, Secretary and General Counsel of Monsanto Company, a Delaware Corporation having its general offices at 800 North Lindbergh Boulevard, St. Louis, Missouri 63167 (the “Company”), I am familiar with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company under the Securities Act of 1933, as amended. The Registration Statement relates to (i) 25,086,824 shares of the Company’s Common Stock $.01 par value, authorized for delivery to certain participants under the Monsanto Company 2005 Long-Term Incentive Plan (as Amended and Restated as of January 24, 2012), including the Monsanto Company Non-Employee Director Equity Incentive Compensation Plan (the “2005 Plan”) and (ii) 410,000 shares of the Company’s Common Stock $.01 par value, which have been or may be awarded under the Monsanto Company Long-Term Incentive Plan (formerly known as the Monsanto 2000 Management Incentive Plan), including the Monsanto Company Non-Employee Director Equity Incentive Compensation Plan (together with the 2005 Plan, the “Plans”).

I am also familiar with the Company’s Amended and Restated Certificate of Incorporation and its Amended and Restated Bylaws as now in effect, and with all corporate and other proceedings taken by the Company’s Board of Directors relative to the authorization of the Plans, including the proposed delivery of up to 25,496,824 shares of Common Stock thereunder.

It is my opinion that the aforesaid 25,496,824 shares of Common Stock, when delivered pursuant to the provisions of the Plans, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

I hereby consent to the filing of this opinion as an exhibit to and references to this opinion in said Registration Statement and to its use in connection therewith. My consent is not an admission that the consent is required by Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ David F. Snively
David F. Snively Executive Vice President, Secretary and General Counsel, Monsanto Company